Exhibit 99.1

Level 3 Completes Acquisition of Global Crossing

•	Combination meets customers’ local, national and global communications needs

•	Combination provides service over 165,000 intercity, metro and subsea fiber route miles with presence in more than 45 countries

•	Pro Forma 2010 revenues of $6.2 billion and 2010 Adjusted EBITDA of $1.3 billion, $1.6 billion including expected synergies

•	Announces plans to transfer listing of common stock to New York Stock Exchange, will implement reverse stock split

BROOMFIELD, Colo., Oct 4, 2011 – Level 3 Communications, Inc., (NASDAQ: LVLT) today announced that it has completed its acquisition of Global Crossing Limited. The transaction was structured as a tax-free, stock-for-stock exchange. The company also announced that it will conduct its business on a worldwide basis using the Level 3 Communications name with a new brand identity that incorporates elements from both companies, representing their combined strengths. In addition, the company announced plans to transfer the listing of its common stock to the New York Stock Exchange (NYSE), and expects to begin trading on the NYSE on Oct. 20, 2011, under its current ticker symbol “LVLT”. The company will continue to trade on the NASDAQ Global Select Market until the transfer is completed. In conjunction with listing on NYSE, the company will implement a 1-for-15 reverse stock split of the Level 3 common stock.

Level 3 now will operate a services platform for medium to large enterprise, wholesale, content and government customers, anchored by extensive owned fiber networks on three continents in more than 45 countries as well as substantial undersea facilities.

“Our enterprise is now a global, state-of-the-art communications company that is substantially bigger and financially stronger, with an unrivaled IP/optical network and global reach, and an entrepreneurial culture singularly focused on the customer experience,” said James Q. Crowe, chief executive officer of Level 3. “We believe the rapidly evolving communications market represents an extraordinary opportunity for us, and we are well positioned to capitalize on it.”

Listing of Common Stock on New York Stock Exchange (NYSE) and Reverse Stock Split

The company anticipates that the reverse stock split will be effective after the close of trading on Oct. 19, 2011 and that Level 3 common stock will begin trading on a split adjusted basis on the NYSE at the opening of trading on Oct. 20, 2011. At Level 3’s annual meeting of stockholders held on May 19, 2011, the stockholders approved a reverse stock split, at the discretion of the board.

“With the closing of our acquisition of Global Crossing, Level 3 is a very different company, delivering advanced IP-optical services over an expanded global footprint,” said Crowe. “The NYSE is the world’s largest stock exchange and market innovator, and we believe the NYSE is an ideal platform for the continued growth of our company.”

“We congratulate Level 3 on closing its acquisition of Global Crossing and look forward to welcoming the company to the NYSE family,” said Duncan L. Niederauer, CEO, NYSE Euronext. “With this transaction Level 3 affirms its position as a leading communications provider, and with its listing on the NYSE, we are proud to add Level 3 to our unparalleled community of issuers and our ever-growing population of top technology companies. NYSE Euronext is committed to providing Level 3 and its shareholders with the highest levels of market quality, global brand visibility and issuer services.”

“Level 3 is a key provider of infrastructure based on the high quality services they provide, their ability to scale, and their network reach,” said Andy Bach, senior vice president and Global Head of Network Services, NYSE Euronext. “Level 3 has played a valuable role by providing us with reliable connectivity throughout our SFTI network and to the Internet.”

When the reverse stock split becomes effective, every 15 shares of issued and outstanding Level 3 common stock will be automatically combined into one issued and outstanding share of Level 3 common stock without any change in the par value per share. This will reduce the number of outstanding shares of Level 3 common stock (after giving effect to today’s consummation of the Global Crossing transaction) from approximately 3.1billion to approximately 207 million and the number of authorized shares of Level 3 common stock from approximately 4.4 billion to 293 million. Proportional adjustments will be made to Level 3’s outstanding convertible debt, warrant, equity awards and to its equity compensation plan to reflect the reverse stock split.

Prior to the Oct. 20, 2011 NYSE listing date, Level 3 stockholders holding certificated shares will receive instructions from Wells Fargo Shareowner Services, the Company’s transfer agent, regarding the exchange of outstanding pre–split stock certificates for book-entry shares of Level 3 common stock reflecting the reverse stock split. No fractional shares will be issued in connection with the reverse stock split. Following the completion of the reverse stock split, Level 3’s transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares will be sold by the transfer agent into the market. Stockholders who would otherwise hold a fractional share of Level 3 common stock will receive a cash payment from the proceeds of that sale in lieu of such fractional share.

Combination Creates Company with Significant Financial Resources

The combined business had pro forma 2010 revenues of $6.2 billion and pro forma 2010 Adjusted EBITDA of $1.3 billion before synergies and $1.6 billion after expected synergies. Total synergies are expected to be approximately $300 million of run-rate EBITDA, of which the company expects to realize the substantial majority within 18 months. As a result of the completed transaction, Level 3 expects the combination to be accretive to Level 3 on a Free Cash Flow per share basis in 2013. The transaction improves Level 3’s credit profile and reduces the company’s financial leverage from approximately 6.8x net debt to Consolidated Adjusted EBITDA for 2010 to approximately 4.4x after realization of expected synergies.

As part of the closing of the transaction, Level 3 is redeeming and discharging approximately $1.35 billion of Global Crossing’s outstanding consolidated debt. Approximately $430 million of Global Crossing (UK) Finance PLC Senior Secured notes due 2014 will be redeemed on Nov. 3, 2011 at the current redemption premiums outlined in its indenture dated Dec. 23, 2004.

All of the aggregate principal amount of the $750 million of Global Crossing Limited’s outstanding 12% senior notes due 2015 and all of the outstanding $150 million of 9% senior notes due 2019 will be redeemed in early November 2011. Of the outstanding principal of each of the Global Crossing Limited senior notes, 35 percent first will be redeemed on Nov. 3, 2011 as a result of a qualified “Equity Offering” (as defined under the indentures relating to each issue of the Global Crossing Limited senior notes) to its new corporate parent. The remaining 65 percent of the outstanding principal of each issue of the Global Crossing senior notes will be redeemed subsequently on Nov. 4, 2011 at “make-whole” prices calculated using the rate of the comparable U.S. Treasury security plus 50 basis points.

“The company has an improved balance sheet and credit profile immediately at closing, with further improvement as we achieve the expected synergy benefits,” said Sunit Patel, executive vice president and chief financial officer of Level 3. “As a result of potential revenue growth and synergies, over the longer term, we expect to have significant Free Cash Flow available for investment in high-return opportunities, including U.S. and international network expansions. We continue to feel good about our business for the remainder of the year, and have improved confidence around our synergy targets.”

Organizational Announcements

The company will operate through three geographically organized business units in EMEA (Europe, the Middle East and Africa), Latin America and North America, and each business unit will have one leader accountable for sales, operations and marketing for that region. Corporate functions will be centralized in North America and will support the company globally. The corporate headquarters of the company will remain in Broomfield, Colo.

“I’m particularly pleased with the management team we’ve put in place to lead the company going forward,” said Crowe. “We have brought a number of senior executives from Global Crossing onto the team in leadership roles. I think we have an exceptionally strong group of senior executives.”

“I want to thank John Legere, CEO of Global Crossing, for his leadership, support and advice during the integration planning period. On behalf of all of the employees of the new company he helped create, I wish him all the best in his new endeavors,” said Crowe.

Further information regarding the combined company’s executive leadership is available at www.level3.com/About-Us/Company-Information/Management-Team.aspx.

Both Companies Represented on Board of Directors

The company’s board of directors includes members of each company’s boards, including Walter Scott, Jr. (Chairman), James Q. Crowe, Admiral Archie Clemins, Admiral James O. Ellis, Peter Seah Lim Huat, Richard R. Jaros, Lee Theng Kiat, Michael J. Mahoney, Charles C. Miller III, John T. Reed and Dr. Albert C. Yates.

Terms of Transaction

Under the terms and subject conditions of the acquisition agreement, Global Crossing shareholders are receiving 16 shares of Level 3 common stock for each share of Global Crossing common stock or preferred stock that is owned at closing. Level 3 will issue approximately 1.3 billion shares for this transaction, and on a pro forma basis and before the implementation of the reverse stock split will have approximately 3.1 billion shares outstanding as of July 29, 2011.

Integration Planning Progress

“The integration planning effort has been very productive, and we are ready to begin integrating our operations today,” said Jeff Storey, president and chief operating officer of Level 3. “Business remains strong across both companies, and we continue to feel confident about the synergy targets we identified when we announced this transaction. Our number one objective is to maintain our focus on providing an industry-leading customer experience, while also achieving our expected synergies.”

For more information on the benefits of the transaction, view the press release announcing the transaction at www.level3globalcrossingacquisition.com.

For more information on Level 3’s advanced network and service offerings, visit www.level3.com.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a premier international provider of IP-based communications services to enterprise, content, government and wholesale customers. Over its reliable, scalable and secure network, Level 3 delivers integrated IP solutions, including converged, data, voice, video and managed solutions to help enable customers’ growth and efficiency. Level 3 operates a unique global services platform anchored by owned fiber networks on three continents in more than 45 countries, connected by extensive undersea facilities. For more information, visit www.level3.com.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications and the Level 3 Communications Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to: the company’s ability to successfully integrate the Global Crossing acquisition, the current uncertainty in the global financial markets and the global economy; a discontinuation of the development and expansion of the Internet as a communications medium and marketplace for the distribution and consumption of data and video; and disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing. Additional factors include, but are not limited to, the company’s ability to: increase and maintain the volume of traffic on its network; develop effective business support systems; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; defend intellectual property and proprietary rights; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; successfully integrate future acquisitions; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

***This press release is a translation that was issued by the company in English. The English version represents the official statement of the company.

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Contact Information

Media:	Investors:
Josh Howell	Valerie Finberg
720-888-2750	720-888-2501
Josh.Howell@Level3.com	Valerie.Finberg@Level3.com

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Combined Total Revenue is defined as combined total revenue from the Consolidated Statements of Operations as filed in each company’s Annual Report on Form 10-K for the year ended December 31, 2010, and reflecting certain pro forma adjustments as described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in the Current Report on Form 8-K/A filed on September 1, 2011.

Communications Revenue is defined as communications revenue from Level 3 Communications’ Consolidated Statements of Operations as filed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Adjusted EBITDA is defined as net income (loss) after pro forma adjustments from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in the Current Report on Form 8-K/A filed on September 1, 2011.

Adjusted EBITDA plus Estimated Synergies is defined as Adjusted EBITDA plus the estimated synergies resulting from the combination.

Total Debt, including Capital Leases is defined as the current and long-term portions of debt and obligations under capital leases as reported in the Consolidated Balance Sheets filed in each company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Cash and Cash Equivalents is defined a the total cash and cash equivalents reported as a component of current assets in the Consolidated Balance Sheets as filed in each company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Debt to Adjusted EBITDA Ratio is defined as Total Debt, including Capital Leases divided by Adjusted EBITDA.

Net Debt to Adjusted EBITDA Ratio is defined as Total Debt, including Capital Leases reduced by the Cash and Cash Equivalents, divided by Adjusted EBITDA.

	Year Ended December 31, 2010
Combined Revenue ($ in millions)	Level 3 Communications	Global Crossing	Pro Forma Adjustments	Combined

Communications	$3,591	$2,609	$(59)	$6,141
Coal Mining	60	—	—	60

Total Revenue	3,651	2,609	(59)	6,201

	Year Ended December 31, 2010
Adjusted EBITDA Metrics ($ in millions)	Level 3 Communications	Global Crossing	Pro Forma Adjustments	Combined

Net Loss Applicable to Common Shareholders	$(622)	$(176)	$(67)	$(865)
Preferred Stock Dividends	—	4	—	4
Income Tax Benefit	(91)	(5)	—	(96)
Total Other (Income) Expense	623	240	(23)	840
Depreciation and Amortization	876	337	77	1,290
Non-cash Stock Compensation	67	20	—	87

Adjusted EBITDA	853	420	(13)	1,260

Estimated Synergies				$300

Adjusted EBITDA plus Estimated Synergies				$1,560

	Year Ended December 31, 2010
Adjusted EBITDA Ratios ($ in millions)	Level 3 Communications	Global Crossing	Combined	Combined with Synergies

Total Debt	$6,448	$1,461	$7,909	$7,909
Cash and Cash Equivalents	(616)	(372)	(988)	(988)

Net Debt	$5,832	$1,089	$6,921	$6,921

Adjusted EBITDA	$853	$420	$1,260	$1,560

Debt to Adjusted EBITDA Ratio	7.56	3.48	6.28	5.07
Net Debt to Adjusted EBITDA Ratio	6.84	2.59	5.49	4.44

Management believes that Adjusted EBITDA and Adjusted EBITDA plus Estimated Synergies are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA plus Estimated Synergies to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through free cash flow. Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company. Adjusted EBITDA also includes certain unaudited pro forma adjustments prepared to reflect the acquisition of Global Crossing in accordance with GAAP. The individual amounts and the assumptions on which the pro forma adjustments are based are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in the Current Report on Form 8-K/A filed on September 1, 2011.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA plus Estimated Synergies should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.